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EXHIBIT 23.1
CONSENT OF KPMG LLP FOR NPS

Independent Auditors’ Consent

The Board of Directors
NPS Pharmaceuticals, Inc.

We consent to the use of our report dated January 30, 2003, except as to note 14, which is as of February 19, 2003, with respect to the consolidated balance sheets of NPS Pharmaceuticals, Inc. and subsidiaries (a development stage enterprise) as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2002, and for the period from October 22, 1986 (inception) to December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus.

Our report refers to a change in the method of amortizing goodwill and intangible assets in 2002 and a change in the method of recognizing revenue on nonrefundable licensing fees in 2000.

KPMG LLP

Salt Lake City, Utah
March 19, 2003